Exhibit 99.1

Amendments to Virgin Media’s Senior Facilities Agreement Approved by Lenders

LONDON, October 30, 2009 – Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that its senior lenders have approved the proposed amendments in relation to its senior facilities agreement. Virgin Media expects that the amendments will be signed and become effective shortly.

These amendments will provide Virgin Media with additional financial flexibility, which will support ongoing efforts to further strengthen its capital structure. The principal aim of the amendments is to permit the issuance of senior secured bonds, which would rank on a pari passu basis with the existing senior bank facilities, in order to refinance part of the existing senior bank facilities and diversify the sources of funding available to Virgin Media.

For further information contact:

Virgin Media Investor Relations
Richard Williams: +44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi: +44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media contacts
At Virgin Media, Gareth Mead: +44 (0) 20 7299 5703 / gareth.mead@virginmedia.co.uk
At Tavistock Communications, Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk

Important Information

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  There can be no assurance that the transactions contemplated in this announcement will be completed.  Virgin Media assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.